FIRST AMENDMENT
TO
AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the "Amendment") for THE PIEDMONT SELECT EQUITY FUND (the "Fund"), a series of shares of THE PIEDMONT INVESTMENT TRUST (the “Trust”), a Delaware  statutory trust, is made and entered into this 1st day of February, 2010 by and between SHEETS SMITH WEALTH  MANAGEMENT, INC. ("SSWM"), a North Carolina limited partnership, and the Fund.

            WHEREAS, SSWM entered into that  certain Amended and Restated Expense Limitation Agreement (“Agreement”) dated April 1, 2009 between SSWM and the Fund; and

WHEREAS, the Fund and SSWM wish to amend the Agreement to revise the effective date of the Term and Termination of Agreement (as defined in the Agreement);

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to as follows:

1.  Section 2 of the Agreement is hereby modified and amended to read as follows:

           This Agreement with respect to the Fund shall continue in effect until August 1, 2011 and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”).  Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon written notice ninety (90) days prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.  Any termination pursuant to this paragraph 2 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement.

2.  Except as expressly modified or amended by this First Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

3.  This First Amendment may be executed in one or more counterparts, each of which when so executed will be deemed to be an original, but the counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.

THE PIEDMONT SELECT EQUITY	SHEETS SMITH WEALTH
FUND, A SERIES OF THE PIEDMONT	MANAGEMENT, INC.
INVESTMENT TRUST

/s/ David B. Gilbert	/s/ David B. Gilbert
David B. Gilbert	David B. Gilbert
President	Executive Vice President